Exhibit 10.43
SEVERANCE AND RELEASE AGREEMENT
     This Severance and Release Agreement (“Agreement”) is made and entered into by and between Group 1 Automotive, Inc. (“Employer”) and Joe Herman (“Mr. Herman”).
     WHEREAS, Mr. Herman is separating from his position with Employer;
     WHEREAS, Employer wishes to provide Mr. Herman with certain benefits in consideration of his separation and Mr. Herman’s specific promises and covenants contained herein, including his agreement to fully and completely release all claims against Employer;
     NOW THEREFORE, in consideration of and in exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
     1. Employment Separation Date. Mr. Herman’s separation from employment of all positions he holds with Employer shall be effective on December 31, 2006, at which time Mr. Herman’s entitlement to and eligibility for all forms of compensation and benefits from Employer, including but not limited to salary, stock and stock options, vacation, leave time, and bonuses shall cease except to the extent provided by this Agreement (“Separation Date”). Mr. Herman understands and agrees that effective December 1, 2006 he will relinquish authority over the Southeast Region to his successor, and that for the period of December 1 through December 31, 2006 he will assist in the transition of Region management to his successor for which he will be paid only his base salary and existing employee benefits for which he is eligible and no other form of compensation from Employer.
     2. Acknowledgment. Mr. Herman and Employer acknowledge that Mr. Herman’s separation shall be deemed mutual and without cause, and following his separation on December 31, 2006 and upon Mr. Herman’s receipt of the severance payments and other payments and consideration described below, he will have received all wages and other compensation or remuneration of any kind from any source due or owed from Employer, including but not limited to all bonuses, advances, vacation pay, severance pay, restricted stock, stock options and any other incentive-based compensation to which Mr. Herman was or may become entitled or eligible.
     3. Effective Date Of Agreement. This Agreement shall be effective as provided in the Acknowledgment of Rights and Waiver of Claims under the Age Discrimination in Employment Act (“ADEA”). Mr. Herman acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act (“ADEA”). Mr. Herman also acknowledges that the consideration given for the waiver and release in the following paragraph is in addition to anything of value to which Mr. Herman was already entitled. Mr. Herman and Employer further acknowledge that Mr. Herman has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, and the parties agree, that: (a) Mr. Herman’s waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) Mr. Herman should consult with an attorney prior to executing this Agreement; (c) Mr. Herman has at least twenty-one (21) days to consider this Agreement (although he may by his own choice execute this Agreement earlier); (d) Mr. Herman has until seven (7) days following the execution of this Agreement by the parties to revoke the Agreement by delivering written notice to Mr. Brooks O’Hara at 950 Echo Lane, Suite 100, Houston, Texas 77024; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”). Mr. Herman may revoke this

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Agreement only by giving Employer formal, written notice of his revocation of this Agreement, to be received by Employer no later than the close of business on the seventh day following Mr. Herman’s execution of this Agreement. In the event that Mr. Herman exercises his right of revocation, neither he nor Employer will have any obligations under this Agreement.
     4. Severance Benefits. In further consideration for this Agreement, Mr. Herman shall be entitled to the following benefits, which Mr. Herman specifically acknowledges and agrees exceed the benefits to which he would be entitled absent his agreement to the covenants, conditions and terms set forth in this Agreement. If Mr. Herman should die prior to all amounts due hereunder being paid, Employer shall pay all remaining unpaid severance, bonus, and consulting services payments in accordance with the terms of this Agreement to Mr. Herman’s wife, Kathryn H. Herman, or if Mrs. Herman does not survive Mr. Herman’s death, then to Mr. Herman’s estate.
          A. Severance Pay. Commencing on the first regular payroll date in January 2007, Employer shall pay Mr. Herman severance pay in the form of salary continuation and in the gross amount of $345,360.00 to be paid in six monthly installments of $57,560.00, less all customary and required withholdings, including but not limited to Mr. Herman’s contribution for or to applicable benefit plans beginning in January 2007 and ending in June 2007. The severance payments shall be made pursuant to Employer’s regular and customary payroll schedule.
          B. Bonus Payment. Mr. Herman will receive a bonus for 2006 in the gross amount of $115,000.00. The bonus shall be paid in six monthly installments of $19,166.66, less customary and required withholdings, including but not limited to Mr. Herman’s contribution for or to applicable benefit plans beginning in January 2007 and ending June 2007. Mr. Herman specifically understands and agrees that this amount will be the sole bonus amount paid or owed to him upon execution of this Agreement and that he will not be entitled to nor will he receive any other bonus amounts or incentive based payments from Employer for any reason.
          C. Consulting Services. Employer agrees to utilize Mr. Herman’s experience and knowledge on an as-needed consulting basis for a six month period from January 1, 2007 through June 30, 2007 (“Consulting Services Period”). During the Consulting Services Period, Employer: (1) will pay Mr. Herman $3,500.00 per month less customary and required deductions, including but not limited to applicable employee benefit premiums; (2) will make participation in the health insurance, supplemental insurance, and retirement benefits plans, including the 401(k) plan and the ESPP available to Mr. Herman at the same level he received while employed by Employer; and (3) will make available the demonstrator vehicle now in his possession and a car allowance identical to the car allowance he had at the time of his separation for Mr. Herman’s use during the Consulting Services Period. Mr. Herman will not be eligible to participate in or accrue rights to any deferred compensation plan, stock option plan, vacation plan, or any other Employer perquisite during the Consulting Services Period. Mr. Herman specifically agrees to provide consulting services and work on special projects as reasonably requested by Employer during the Consulting Services Period.
          D. Employer Equipment. Mr. Herman shall be entitled to keep as his personal property following his separation any Employer-purchased Blackberry, laptop computer, and cellular telephone(s) being used by Mr. Herman at the time he executes this Agreement. Mr. Herman specifically understands and agrees that he shall be responsible for all service fees and charges incurred after December 31, 2006 related to the continued use or possession of these devices.

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          E. Demonstrator Vehicle and Allowance. Mr. Herman shall be entitled to use the demonstrator vehicle currently provided to him by Employer through June 30, 2007. Mr. Herman also will be eligible to receive the same car allowance for which he was eligible as of December 31, 2006 while he is using the demonstrator. During such period, insurance coverage currently provided by Employer in connection with use of demonstrator vehicles by executives of Employer shall continue to apply to the demonstrator vehicle used by Mr. Herman. Mr. Herman is solely responsible for fuel and ordinary repairs and maintenance of the demonstrator vehicle. On or before June 30, 2007, Mr. Herman shall return such demonstrator vehicle to Employer in a condition acceptable to Employer. Mr. Herman agrees to indemnify and hold Employer harmless from any all loss or liability arising, directly or indirectly, from Mr. Herman’s negligent use of the demonstrator vehicle.
     5. Release by Mr. Herman. In exchange for the consideration provided by Employer, Mr. Herman agrees for himself and his heirs, agents, executors, administrators, successors and assigns to forever release and discharge Employer and its subsidiaries, predecessor companies, successor companies, related companies, parents, successors and assigns, current and former owners, officers, directors, insurers, attorneys, agents, and employees from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising from or in connection with Mr. Herman’s employment by or termination of employment by Employer or any affiliate of Employer. This total release includes, but is not limited to, any and all claims arising directly or indirectly from Mr. Herman’s employment with Employer and the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation pay, restricted stock awards, stock options, fringe benefits and expense reimbursements pursuant to any federal, state or local law or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, negligence, violation of public policy, defamation and impairment of economic opportunity; violation of the Georgia Constitution, and any claims for violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employment Retirement Security Act, as amended, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Family Medical Leave Act, the Americans With Disabilities Act of 1990, and the Sarbanes Oxley Act.
     6. Release by Employer. In exchange for the consideration provided by Mr. Herman, Employer hereby releases and forever discharges Mr. Herman from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employer had, now has, or may claim to have had as of the Effective Date of this Agreement. This total release includes, but is not limited to, all claims arising directly or indirectly from Mr. Herman’s employment with Employer and the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or a tort, or

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any legal restrictions on any of Employer’s right to terminate Mr. Herman, or any federal, state, municipal or other governmental statute, public policy, regulation or ordinance.
     7. Exclusions from Releases. The Releases herein contained do not include any claims arising under this Agreement, or the provisions hereof, Mr. Herman’s right to indemnification from, and defense of claims by, third parties arising out of, in connection with, or related to the employment relationship, including, but not limited to accidents, discrimination and breach of contract, and rights and obligations which by law are intended to survive termination, including, but not limited to, such rights and obligations arising under or by virtue of COBRA.
     8. Newly Discovered Facts. Mr. Herman and Employer hereby acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believed to be true when they expressly agreed to assume the risk of the possible discovery of additional facts, and they agree that this Agreement will be and remain effective regardless of such additional or different facts. Mr. Herman and Employer expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.
     9. Confidentiality. Mr. Herman and Employer agree that they will keep the terms, amount and fact of this Agreement completely confidential, and that they will not hereafter disclose any information concerning this Agreement to anyone, including the amount of consideration paid hereunder, the facts, allegations, and/or circumstances regarding his employment and/or separation of employment with Employer; provided, however, that Mr. Herman may make such disclosures to his immediate family, and to his professional representatives (e.g., attorneys, accountants, auditors, tax preparers), all of whom will be informed of and agree to be bound by this confidentiality clause, or other such disclosures required by law, and to enforce this Agreement, and Employer may make such disclosures as required by law or as Employer, in its sole discretion, deems necessary for business purposes.
     10. Covenant to Cooperate. Mr. Herman hereby acknowledges that a partial consideration for the benefits he will receive pursuant to this Agreement and an inducement for Employer to enter into this Agreement is Mr. Herman’s agreement to cooperate with Employer during his employment and following his employment separation as follows:
          A. If reasonably requested by Employer, Mr. Herman will cooperate with Employer in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve Employer or any of its current or former employees, officers or directors. This cooperation may include, but shall not be limited to, the availability to provide testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Mr. Herman acknowledges that he shall make himself available at Employer’s reasonable request for any meetings or conferences Employer deems necessary in preparation for the defense or prosecution of any such legal proceedings. If Employer requests Mr. Herman to travel or travel is otherwise required in conjunction with Mr. Herman’s providing assistance to Employer pursuant to this provision, Employer will reimburse or pay for Mr. Herman’s necessary and reasonable travel expenses.

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          B. Mr. Herman also agrees to assist and cooperate with Employer in the orderly transition of the Southeast Region from his management to his successor and to be available as reasonably may be needed to complete the transition in an orderly and professional manner.
          C. To faithfully and loyally perform his regular job duties as required until his employment Separation Date.
     11. Employer Property. With the exception of the Employer equipment described in Section 4(D) and the demonstrator vehicle described above in Section 4(E), Mr. Herman hereby represents and warrants that on or before the Separation Date, he will return to Employer all of Employer’s property and documents in his possession including, but not limited to, Employer’s files, notes, records, computer recorded information, tangible property, credit cards, entry cards, keys, identification badges, and any other electronic devices used in the course and scope of Mr. Herman’s employment with Employer.
     12. Non-Recruiting Covenant. Mr. Herman agrees that Employer has invested substantial time and effort in assembling its current staff of personnel. Mr. Herman hereby agrees that, commencing on the Effective Date and continuing for thirty-six (36) months thereafter, he will not directly or indirectly solicit for hire, or attempt to solicit for hire, any employee of Employer or its affiliates, or induce or attempt to induce any employee of Employer to terminate or cease employment with Employer.
     13. Non-Disclosure Covenant. Mr. Herman acknowledges that during the course of his employment with Employer, he had access and was privy to Confidential Information (including trade secrets) important to Employer’s business. Such Confidential Information includes, but is not limited to (a) Employer’s Customer lists, any information regarding the Customers’ names, contact information, contract terms, lease expiration dates, purchase history, buying and selling habits, special needs and all other confidential information relating to Employer’s Customers (b) information on the profitability and/or profit margins of Employer, acquisition targets, financial records, statements, forecasts, inventory, business plans, strategy plans, sales figures, sales reports, and internal memoranda regarding Employer; (c) marketing strategies, unique methods and procedures regarding pricing and advertising; promotions, and sales; (d) current or potential acquisition targets and financial data and other proprietary business information related to ongoing operations of those targets and negotiations regarding acquisition of those targets; (e) the names of Employer’s vendors and suppliers, information relating to costs, sales or services provided to Employer by such vendors and suppliers; (f) compensation paid to Employer’s employees, commission pay plans, incentive programs, and other terms of employment; and (g) any other confidential and/or proprietary information regarding the manner of business operations (hereinafter collectively referred to as “Confidential Information”). Mr. Herman acknowledges that such Confidential Information constitutes trade secrets pursuant to the applicable statutes, that the Confidential information is worthy of protection, that the Confidential Information is the sole property of Employer, and that the covenants contained in this Agreement are a reasonable means to provide such protection. Accordingly, Mr. Herman agrees that during the remainder of his employment, following the termination of that employment, and for so long as the pertinent information or data remains Confidential Information, he shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of Employer. Mr. Herman further acknowledges and agrees that any and all confidentiality agreements that he has previously entered into regarding confidential and proprietary trade secrets of Employer shall continue to remain in full force and effect and shall survive Mr. Herman’s separation of employment with Employer.

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     14. Non-Disparagement. Mr. Herman shall not engage in any form of conduct or make any statements or representations that disparage Employer or its subsidiaries, parent entities, divisions, and current or former officers, directors, agents, attorneys, employees and affiliated organizations and corporations, whether previously or hereafter affiliated in any manner, and their respective predecessors, successors and assigns of each of the foregoing or any of their reputations and Employer will instruct relevant management level employees to refrain from making any disparaging comments about Mr. Herman.
     15. Stock Options/Shares. Mr. Herman specifically acknowledges and agrees that at the time of his execution of this Agreement he has no full or pro-rata vested rights to any restricted shares of Employer stock or stock options and that no such rights will vest or accrue to him prior to or following the separation of his employment on December 31, 2006.
     16. Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.
     17. Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, agents acting on behalf of Mr. Herman, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.
     18. Construction. This Agreement shall not be construed in favor of one party or against the other.
     19. Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.
     20. Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
     21. Enforcement Costs. Mr. Herman agrees that in the event he breaches any provision of this Agreement, he shall pay all costs and attorney’s fees incurred in conjunction with enforcement of this Agreement.

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     22. Governing Law and Jurisdiction. This Agreement shall be interpreted under the law of the State of Georgia, both as to interpretation and performance.
     23. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     24. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
     25. No Admissions. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and consideration in this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.
     26. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress, undue influence or coercion on the part or behalf of the parties hereto. Employee also acknowledges being informed that he has the option of consulting with an attorney prior to the execution of this Agreement. By signing below, Employee also acknowledges that he has read and fully understands and agrees to the terms of this Agreement.
     27. Nonassignment of Rights. Mr. Herman warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and that he shall defend, indemnify, and hold harmless Employer from and against any claim (including the payment of reasonable attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
     28. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act and any applicable state law before a retired federal or Georgia State Court judge and that Georgia will be the proper forum state for the arbitration. The arbitration proceedings will follow the federal rules of civil procedure and evidence. Notwithstanding the foregoing, each party hereto shall have the right to obtain a temporary restraining order or preliminary injunction to enforce its rights under this Agreement in order to protect its rights until such time as an arbitrator makes a final decision.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

GROUP 1 AUTOMOTIVE, INC.
/s/ Joe Herman
Joe Herman	By:	/s/ James B. O’Hara
		Name:	James B. O’Hara
Date:		Date:	11-28-06

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